Exhibit 99.1

                                 PRESS RELEASE

                                                               Contact person:
                                                                Stephen Savage
                                                                  732-842-8933



Loves Park, Ill- June 4, 2002-Serefex Corporation (OTC/BB: SFXC) Serefex Corporation has announced the rescinding of the share exchange transaction between Serefex Corporation formerly SpectraFAX Corp. and Tricomp, Inc. previously approved at a special shareholder's meeting on March 11,2002. The transaction has been terminated for several legal matters pending against the principal shareholders of Tricomp, Inc. and its assets. Serefex has not issued any shares to Tricomp, Inc pursuant to the share exchange agreement.

Serefex is currently seeking a viable merger candidate for the Company.